EXHIBIT 2.2

EXECUTION COPY

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

DATED AS OF

MAY 5, 2005

BY AND AMONG

COMPRESSION POLYMERS HOLDINGS LLC,

as Seller,

COMPRESSION POLYMERS HOLDING II LP,

as Purchaser,

VYCOM CORP.,

COMPRESSION POLYMERS CORP.,

AND

CPCAPITOL ACQUISITION CORP.

as the Companies

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FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of May 5, 2005, by and among Compression Polymers Holdings LLC, a Delaware limited liability company (the “Seller”), Compression Polymers Holding II LP, a Delaware limited partnership (“Purchaser”), Vycom Corp., a Delaware corporation (“Vycom”), Compression Polymers Corp., a Delaware corporation (“CPC”) and CPCapitol Acquisition Corp., a Delaware corporation (“CPCapitol”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Original Agreement (as defined below).

WHEREAS, the Seller, Purchaser, Vycom, CPC, and CPCapitol, and, for purposes of Section 6.11 and 6.15 thereof only, North Keyser Partners, LLC, a Delaware limited liability company, have entered into that certain Stock Purchase Agreement, dated March 12, 2005 (the “Original Agreement”).

WHEREAS, the parties hereto desire to make, pursuant to Section 10.16 of the Original Agreement, such amendments to the Original Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I—AMENDMENTS

Pursuant to Section 10.16 of the Original Agreement, the Original Agreement is hereby amended as follows:

Section 1.1            Definitions  The following definitions in Section 1.1 of the Original Agreement are deleted in their entirety and replaced with the following:

“Enterprise Value” means $353,591,841.

“Funded Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses or breakage costs due upon prepayment of or payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any obligations of any Company consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than current trade payables and current accrued expenses arising in the ordinary course of business but including all seller notes and “earn-out” payments), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations under any interest rate, currency or other hedging agreements, or (iv) obligations under capitalized leases (it being understood and agreed that neither the existing lease for the North Keyser Property, nor the North Keyser Lease Amendment will be treated as Funded Indebtedness for purposes of this Agreement, regardless of their respective classification for accounting purposes), in each case, as of such date, excluding any undrawn letters of credit and including pursuant to the Amended and Restated Credit Agreement. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any obligations under operating leases.

Section 1.2            Term Agreement.  The term “Agreement” as used in the Original Agreement shall hereafter mean the Original Agreement as amended by this Amendment.

ARTICLE II—MISCELLANEOUS

Section 2.1            Original Agreement.   Except as explicitly amended by the terms of this Amendment, the terms of the Original Agreement shall remain in effect and are unchanged by this Amendment.

Section 2.2            Expenses.  Each party hereto shall pay its own expenses incident to this Amendment.

Section 2.3            Governing Law.   All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Amendment, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 2.4            Jurisdiction and Venue.  Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Amendment, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Amendment in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.1 of the Original Agreement. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 2.5            Successors and Assigns; No Third Party Rights.   This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Amendment shall be for the sole benefit of the parties to this Amendment and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder. Nothing in this Amendment, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

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Section 2.6            Counterparts.   This Amendment may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart to this Amendment.

Section 2.7            Titles and Headings.   The titles, captions and table of contents in this Amendment are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Amendment or otherwise affect the meaning or interpretation of this Amendment.

Section 2.8            Entire Agreement.   The Original Agreement (including the Exhibits and Schedules attached thereto) as amended by this Amendment, the Equity Commitment Letter, the other Documents and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 2.9            Severability.   The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 2.10         No Strict Construction.   Each of the parties hereto acknowledge that this Amendment has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

Section 2.11         Waiver Of Jury Trial.   EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Section 2.12         Amendments.   The Original Agreement, as amended by this Amendment, may be further amended pursuant to and in accordance with Section 10.16 of the Original Agreement.

*  *  *  *  *  *  *

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Stock Purchase Agreement to be duly executed as of the day and year first above written.

COMPRESSION POLYMERS HOLDINGS LLC

By:	/s/ JAMES KEISLING

VYCOM CORP.

By:	/s/ JAMES KEISLING

COMPRESSION POLYMERS CORP.

By:	/s/ JAMES KEISLING

CPCAPITOL ACQUISITION CORP.

By:	/s/ JAMES KEISLING

COMPRESSION POLYMERS HOLDING II LP

By: CPH Holding II LLC,
Its General Partner

By:	/s/CHRISTOPHER P. MAHAN
Name: Christopher P. Mahan
Title: Chairman

[Signature Page to First Amendment to Stock Purchase Agreement]